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                                  Exhibit 2.1

                         Agreement and Plan of Merger

                                 by and among

                               ALLSCRIPTS, INC.,
                                  ("Parent")


                             MC ACQUISITION CORP.,
                                ("Merger Sub")


                              MASTERCHART, INC.,
                                (the "Company")


                                      and

                    The Stockholders of  MASTERCHART, INC.

                                  Dated as of
                                March 13, 2000
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                                   SCHEDULES
                                   ---------


Disclosure Schedule
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                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 13th day of March, 2000, by and among ALLSCRIPTS, INC., a Delaware corporation ("Parent"), MC ACQUISITION CORP., a to-be-formed Illinois corporation and wholly-owned subsidiary of Parent ("Merger Sub"), MASTERCHART, INC., an Illinois corporation ("Company"), and the shareholders of the Company who are signatories to this Agreement (hereinafter each such shareholder of the Company is individually referred to as "Shareholder" and collectively referred to as "Shareholders"). Merger Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations".

          WHEREAS, Parent, Merger Sub and the Company desire to merge Merger Sub with and into the Company, whereby the holders of shares of the Company Common Stock which are outstanding as of the Effective Time shall be entitled to receive shares of Parent Common Stock and cash consideration for shares of Company Common Stock (the "Merger");

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows:

          1.  Definitions.

          "Adverse Consequences" means all damages from complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including all reasonable attorneys' fees and expenses, and court costs.

          "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

          "Articles of Merger" has the meaning set forth in Section 2(a) below.

          "Average Stock Price" means a dollar amount equal to the average of the last reported sale price per share of Parent Common Stock as reported by the Nasdaq National Market for ten (10) days ending March 10, 2000, which is $74.794.

          "Closing" has the meaning set forth in Section 2(b) below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the preface above.

          "Company Common Stock" means the common stock, no par value per share, of the Company.

          "Company Customer" has the meaning set forth in Section 5(y) below.

          "Company ERISA Affiliate" has the meaning set forth in Section 5(u).
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          "Company Warrants" means each of the warrant agreements between the
Company and those persons listed in Section 5(g) of the Disclosure Schedule.

          "Confidential Information" means all confidential information and trade secrets of the Company including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements, cost reports or other financial information; contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; software code; fee structure; and management systems, policies or procedures, including related forms and manuals.

          "Customer Contract or Agreement" means any agreement whereby the Company provides services and/or products to a third party in the ordinary course of business.

          "Disclosure Schedule" has the meaning set forth in Section 3 below.

          "Effective Time" has the meaning set forth in Section 2(a) below.

          "Environmental Laws" means any applicable law, statute, regulation, rule, order, ordinance, consent decree, settlement agreement, or governmental requirement of any governmental authority, as in effect on the date of this Agreement, which relates to or otherwise imposes liability or standards of conduct relating to the protection or pollution of the environment, community health and safety, including, without limitation, relating to regulated releases, discharges, emissions or disposals to air, water, land or ground water, the withdrawal or use of ground water, the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, and exposure to toxic, hazardous or other controlled, prohibited or regulated substances. The term "Environmental Laws" shall include but not be limited to the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments, the Clean Air Act, the Clean Water Act, the Toxic Substance and Control Act, the Safe Drinking Water Act, and any similar or analogous statute, regulation, decisional law, legally binding conditions, standards, prohibitions, requirements, or judgments or any governmental authority, as exist as of the Effective Time.

          "Equitable Exceptions" shall have the meaning set forth in Section 4(b) below.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Ratio" shall have the meaning set forth in Section 2(f)(i) hereof.

          "Financial Statements" has the meaning set forth in Section 5(j) below.

          "GAAP" means generally accepted accounting principles as in effect from time to time.

          "Hart-Scott-Rodino Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

          "Hazardous Materials" means any material which is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law.

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          "Illinois Act"  means the Illinois Business Corporations Act.

          "Illinois Secretary" has the meaning set forth in Section 2(a) below.

          "Intellectual Property" means all (a) patents, trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, software licenses, data, and documentation, (d) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

          "Knowledge" means, in the case of any individual, knowledge that a person under similar circumstances would have after reasonable investigation and inquiry, and in the case of a corporation, the knowledge (under the same standards as described immediately above) of the directors and officers of the corporation or, in the case of the Company; and each of Scott Hammack, W. Marc Lyerly and Kevin A. Hahn.

          "Liability" means any debt, amount or sum due, liability or other obligation (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) including any liability for Taxes.

          "Merger" has the meaning set forth in the preface above.

          "Merger Sub" has the meaning set forth in the preface above.

          "Merger Sub Common Stock" has the meaning set forth in Section
4(d)(ii).

          "Most Recent Financial Statements" has the meaning set forth in
Section 5(j).

          "Most Recent Fiscal Year End" has the meaning set forth in Section
5(j).

          "Multiemployer Plan" has the meaning set forth in Section 5(u).

          "Parent" has the meaning set forth in the preface above.

          "Parent Common Stock" means shares of common stock, $.01 par value, of Parent.

          "Permitted Liens" shall mean (i) security interests disclosed in
Section 5(n) of the Disclosure Schedule, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, and (iii) liens for taxes, assessments and other governmental charges which are not due and payable as to which adequate reserves are reflected on the Most Recent Financial Statements to the extent required by generally accepted accounting principles to be so reflected thereon.

          "Registration Rights Agreement" means the agreement described in
Section 6(j).

          "SEC Documents" has the meaning set forth in Section 4(e).

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          "Securities Act" means the Securities Act of 1933, as amended.

          "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than Permitted Liens.

          "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "Surviving Corporation" has the meaning set forth in Section 2(c) below.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Transaction Documents" means this Agreement, the Registration Rights Agreement and the Employment Agreements.

     2. The Merger. In connection with the Merger, the respective boards of directors and Stockholders of Merger Sub and the Company have approved, or will prior to the Closing approve, by resolutions duly adopted, the following provisions of this Article 2 as their "Plan of Reorganization" within the meaning of Code Section 368(a), and as their "Plan of Merger" within the meaning of Section 11.05 of the Illinois Act:

     (a) Articles of Merger. Subject to the provisions of this Agreement, the Company and Merger Sub shall prepare and execute articles of merger meeting the requirements of Section 11.25 of the Illinois Act (the "Articles of Merger"), and shall deliver the Articles of Merger to the Secretary of State of the State of Illinois (the "Illinois Secretary"), as provided in Section 11.25 of the Illinois Act, for filing as soon as practicable on or after the date on which the Closing occurs. The Merger shall become effective on the date and at the time the Illinois Secretary accepts the Articles of Merger (the "Effective Time").

     (b) Closing. The closing of the Merger (the "Closing") will take place commencing at 10:00 a.m. on April 27, 2000, or as soon as practicable after the closing conditions set forth in Article 7 have been met or waived as provided in
Article 8, at the offices of Sachnoff & Weaver, Ltd., 30 South Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to by the Parties.

     (c)  Effects of the Merger.

          (i) At the Effective Time, the separate corporate existence of Merger Sub shall cease, Merger Sub shall be merged with and into the Company and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Illinois under the name "MasterChart, Inc."

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          (ii) At and after the Effective Time, the Merger will have the effects set forth in Section 11.50 of the Illinois Act.

     (d) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Articles of Incorporation and Bylaws until amended as provided therein and under the Illinois Act.

     (e) Directors and Officers. The directors of Merger Sub holding office immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

     (f) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following securities will be converted in the manner set forth below:

          (i) Each share of Company Common Stock shall be canceled and extinguished and converted into and become a right to receive (A) 187.25569 shares of Parent Common Stock; provided, that if as a result of the conversion of any Stockholder's Company Common Stock upon consummation of the Merger, a fractional interest in a share of Parent Common Stock would be deliverable under this Section 2(f)(i), in lieu of a fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount in cash (without interest) equal to the Average Stock Price multiplied by the amount of such fractional interest plus (B) $700.28 in cash without interest (such amount of cash to be reduced to $578.70 in the event the warrant to purchase 1,500 shares of Company Common Stock issued to Lanier Worldwide, Inc. (the "Lanier Warrant") is exercised in full, with a proportionate adjustment in the event of a partial exercise of the Lanier Warrant). No such holder will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share. Parent, the Company and the Shareholders shall use their best efforts to cause the Lanier Warrant to be cancelled by Lanier Worldwide, Inc.

          (ii) With respect to those participants in the Company's Amended and Restated Performance Share Plan Effective January 1, 1997, the Company's 1999 Incentive Performance Share Plan (No. 1) Effective January 1, 1999 or the Company's 1999 Incentive Performance Share Plan (No. 2) Effective January 1, 1999 (collectively, the "Performance Plans") whose rights in respect of such Performance Plans correspond to one or more whole shares of Common Stock in the Company (a "Common Share Equivalent"), each such participant shall have a right to receive within 30 days after Closing (A) 187.25569 shares of Parent Common Stock in respect of each Common Share Equivalent; provided, that if as a result of the issuance of Parent Common Stock in satisfaction of the rights under the Performance Plans, a fractional interest in a share of Parent Common Stock would be deliverable under this Section 2(f)(ii), in lieu of a fractional share being delivered therefor, such fractional interest shall automatically be converted into the right to receive an amount in cash (without interest) equal to the Average Share Price multiplied by the amount of such fractional interest plus
(B) $700.28 in cash without interest (such amount of cash to be reduced to $578.70 in the event the Lanier Warrant is exercised in full, with a proportionate adjustment in the event of a partial exercise of the Lanier Warrant). No person will be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share. The number of Common Share Equivalents for each participant in the Performance Plans are set forth in the "PP", "IP1" and "IP2" columns on Section 5(g) of the Disclosure Schedule. As an alternative to issuing the shares of Parent Common Stock in accordance with
Section 2(f)(ii)(A), Parent will establish a non-qualified stock option plan (the "Performance Option Plan") and will offer to each person who has

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an award under the Performance Plans the right to receive options, exercisable at any time, to purchase at an exercise price of $0.01 per share a number of shares of Parent Common Stock equal to, and in lieu of, the number of shares of Parent Common Stock issuable to such person pursuant to Section 2(f)(ii)(A) above. Parent shall file registration statements on Form S-8 with respect to 25% of the options held by each participant on July 28, 2000 and with respect to the remaining 75% one year after the Closing.

The (i) issuance of the shares set forth in Section 2(f)(ii)(A) or the grant of options under the Performance Option Plan together with (ii) the payment of cash pursuant to Section 2(f)(ii)(B) shall be in full and complete satisfaction of all rights of all participants under the Performance Plans, and the Company and the Shareholders represent and warrant that neither the Company, Merger Sub nor Parent shall have any other liability under the Performance Plans.

          (iii) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value no per share, of the Surviving Corporation.

     (g) Closing of Company Transfer Books. Immediately prior to the Effective Time the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made or recognized. After the Effective Time valid certificates previously representing shares of Company Common Stock which are presented in accordance with this Agreement to the Surviving Corporation shall be exchanged as provided in Sections 2(f)(ii) and 2(h).

     (h) Exchange of Certificates. Each holder of a certificate or certificates representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall at or as soon as practicable following the Closing, surrender to Parent for exchange the certificate or certificates, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of Company Common Stock held by such holder. In exchange therefor, Parent shall issue or pay, as applicable, to such holder of Company Common Stock (a) a certificate or certificates for the shares of Parent Common Stock to be issued to such holder pursuant to Section 2(f)(i) to be delivered to such holder, (b) in the case of payment for any fractional interest in Parent Common Stock, a check payable to the holder and (c) a check payable to the holder for the amount of cash as provided in Section 2(f)(i). Surrendered certificates shall forthwith be canceled. Parent shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing shares of Company Common Stock for exchange as provided in this Section 2(h); provided, however, that procedures allowing for payment against receipt of customary and appropriate certifications and indemnities shall be provided with respect to lost or destroyed certificates. If any certificate for shares of Parent Common Stock is to be issued in the name of, or directed to an account in the name of, a Person other than the Person in whose name the certificates for shares surrendered for exchange are registered, it shall be a condition of the exchange that the Person requesting such exchange shall pay to Parent any transfer or other Taxes required by reason of the issuance of such certificate in the name of a Person other than the registered owner of the certificates surrendered, or shall establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the shares of Parent Common Stock to be issued pursuant to Section 2(f)(i) in exchange for the shares of Company Common Stock represented by such surrendered certificate and the right to receive the cash payment and the fractional share payment to be paid pursuant to Section 2(f)(i), without interest, and Parent shall not be required to issue to such holder the stock to which such holder otherwise would be entitled; provided, that procedures allowing for payment against receipt of customary and appropriate certifications and indemnities shall be provided with respect to lost or destroyed certificates.

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     (i) Rights of the Company Stockholders. From and after the Effective Time, the holders of shares of the Company Common Stock issued and outstanding at the Effective Time shall have no rights with respect to such shares other than to surrender the certificate or certificates representing such shares pursuant to
Section 2(g).

     (j) Taking of Necessary Action; Further Action. Parent and Merger Sub, on the one hand, and the Company and the Stockholders, on the other hand, shall use reasonable efforts to take all such action (including action to cause the satisfaction of the conditions to the Merger) as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full possession of all the rights, privileges, immunities and franchises of the Company and Merger Sub, the officers of the Surviving Corporation are fully authorized in the name of either the Company or Merger Sub or otherwise to take, and shall take, all such action.

          3. Certain Representations and Warranties Concerning the Transaction. Sections 4 and 5 of this Agreement set forth certain representations and warranties of Parent, Merger Sub and the Company. Such representations and warranties, subject to specific qualifications and limitations set forth herein, are correct and complete as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then), except as set forth in the Disclosure Schedule delivered on the date of this Agreement by the Company to Parent (the "Disclosure Schedule").

          4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company that:

               (a) Organization. As of the Effective Time, each of Parent and Merger Sub will be a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and its Subsidiaries, including Merger Sub, has the requisite corporate power and authority to carry on its business as it is currently being conducted.

               (b) Authorization of Transaction. Upon approval of the Parent's Board of Directors, the execution, delivery and performance of this Agreement by Parent will be duly and validly authorized and approved by Parent, and the execution, delivery and performance of this Agreement by Merger Sub will be duly and validly approved by Parent as the sole stockholder of Merger Sub. No vote or approval by the stockholders of Parent of this Agreement, the transactions contemplated hereby or of the issuance of Parent Common Stock contemplated hereby is required pursuant to statute, rules of the Nasdaq, contract, the bylaws or charter of Parent, or otherwise. Upon approval of the Parent's Board of Directors, each of Parent and Merger Sub will have full power and authority (including full corporate power and authority) to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement has been, and at the Closing the other Transaction Documents will be, duly executed and delivered by each of Parent and Merger Sub (to the extent each is a party thereto). Subject to approval of the Parent's Board of Directors, this Agreement constitutes, and at the Closing the other Transaction Documents will constitute, the valid and legally binding obligation of Parent and Merger Sub (to the extent each is a party thereto), enforceable against each in accordance with their respective terms and conditions, except that (i) such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and to general equity principles, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought (the terms of clause (i) and (ii) are sometimes collectively referred to as the "Equitable Exceptions"). Except for requisite filings and approval pursuant to the Hart-Scott-

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Rodino Act, Nasdaq, and the Securities Act, neither Parent nor Merger Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents.

               (c) Noncontravention. Neither the execution, delivery and performance of the Transaction Documents by Parent or Merger Sub, nor the consummation of the transactions contemplated hereby and thereby by Parent or Merger Sub, (i) will violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, court, arbitrator or other governmental or regulatory body to which Parent or Merger Sub or any of their respective assets is subject, (ii) will violate any provision of the charter or by-laws of Parent or Merger Sub or require a notice thereunder or (iii) will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or with respect to which any of their respective assets is subject, and, in any such case, would have or has a material adverse effect on Parent.

               (d) Capital Structure. The authorized capital stock of Parent consists of shares of Parent Common Stock and preferred stock as described in the SEC Documents. Each share of Parent Common Stock issued pursuant to the Merger will be validly issued, fully paid and nonassessable.

                    (ii) The authorized capital stock of Merger Sub will consist solely of 1,000 shares common stock, $0.01 par value per share ("Merger Sub Common Stock"), all of which will be validly issued and outstanding. Parent will directly own all of the issued and outstanding capital stock of Merger Sub. All outstanding shares of Merger Sub Common Stock will be fully paid and nonassessable and are not subject to preemptive rights.

               (e) SEC Documents. Publicly available to the Company are copies of Parent's (i) Registration Statement on Form S-1 filed on March 7, 2000 (the "Registration Statement"), (ii) Quarterly Report on Form 10-Q for its quarter ended September 30,1999 and (iii) Forms 8-K filed on February 8, 2000 and February 22, 2000, each of which Parent has filed with the SEC under the Exchange Act or the Securities Act, as the case may be (collectively, the "SEC Documents"). As of the respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (f) Financial Statements. The consolidated financial statements contained in the SEC Documents have each been prepared from, and are consistent with, the books and records of Parent in all material respects and present fairly, in all material respects, the consolidated financial condition and results of operations of Parent and its subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments; provided, however, that any pro forma financial information contained in consolidated financial statements of Parent is not necessarily indicative of the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

               (g) No Material Adverse Change. Except as disclosed in the SEC Documents or as contemplated by this Agreement, since December 31, 1999, there has not been any

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

material adverse change in the, business, financial condition or results of operations or prospects of Parent or any event for which a Current Report on Form 8-K was required to have been filed.

               (h) Brokers' Fees. Neither Parent nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement for which the Company could become liable or obligated.

               (i) Merger Sub. Merger Sub will be formed by Parent solely for the purpose of effecting the transactions contemplated hereby and will not conduct any business operations or incurr any liability or obligation other than as set forth herein or contemplated hereby.

               (j) No Misrepresentation. Without limiting any of the representations and warranties contained herein, no representation or warranty of Parent and Merger Sub, no documents delivered or entered into by Parent and Merger Sub pursuant to this Agreement and no document incorporated therein by reference as of the date of such representation, warranty, statement or document, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made and the other statements contained therein, not misleading.

     5. Representations and Warranties Concerning Shareholders and the Company. Each of the Shareholders and the Company, jointly and severally, hereby represent and warrant to the Parent and Merger Sub that all of the statements contained in this Section 5 are correct and complete as of the date hereof and as of the Effective Date, except as set forth in the schedules attached to this Agreement setting forth exceptions to the representations and warranties set forth herein (the "Disclosure Schedules"):

               (a) Each Shareholder has good and marketable title as the legal and beneficial owner of record to the Company Common Stock set forth on Section 5(g) of the Disclosure Schedule, free and clear of any and all Security Interests, option or rights of any nature.

               (b) Each Shareholder has the full right, power and authority to execute and deliver this Agreement and to perform such shareholder's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholders enforceable against the Shareholders in accordance with its terms.

               (c) No Shareholder is a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Shareholder or performance of the transactions contemplated hereunder.

               (d) No Person, other than as set forth on the Disclosure Schedule, has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for:

     (i) the purchase, subscription, allotment or issuance of, or conversion into, any of the issued or unissued shares in the capital of the Company or any securities of the Company; or

     (ii) the purchase or other acquisition from the Company of any of its rights, property, or assets, other than in the ordinary course of business.

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               (e)  The Shareholders are acquiring the Parent Common Stock pursuant to the Merger for their own account, for investment, and not with a view to or in connection with any distribution thereof in contravention of the Securities Act. Each Shareholder is a sophisticated investor with knowledge and experience in business and financial matters, has had an opportunity to ask questions of and receive answers from the Parent, its officers or a Person or Persons acting on its behalf, concerning this Agreement and the business of the Parent and all such questions have been answered to such Shareholder's satisfaction. Each Shareholder is able to bear the economic risk and lack of liquidity inherent in holding the Parent Common Stock. Each Shareholder acknowledges that the Shares have not been registered under Securities Act and, accordingly, may not be resold or otherwise transferred except pursuant to effective registration under the Securities Act or an available exemption from such registration requirements.

               (f) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations, financial condition or assets of the Company. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Disclosure Schedule lists the officers and directors of the Company. The Company has delivered to Parent correct and complete copies of its charter and bylaws as amended to date and the Company is not in default under any provision thereof.

               (g) Capitalization. The authorized and issued capital stock of the Company is set forth on Section 5(g) of the Disclosure Schedules. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the Stockholders, as set forth on the Disclosure Schedule. Except as set forth on the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition, or acquisition of any of its capital stock. Except as set forth on the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Except as set forth on the Disclosure Schedule, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Company.

               (h)  Authority; Noncontravention.

                    (i) The Board of Directors of the Company will have declared the Merger to be in the best interests of the Company's stockholders. The execution, delivery and performance of this Agreement by the Company will have been duly and validly authorized and approved by the Board of Directors of the Company. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder subject to obtaining required approvals from the holders of the Company's capital stock. Except for obtaining shareholder approval and for requisite filings and approval pursuant to the Hart-Scott-Rodino Act, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other entity or person in order to consummate the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that such enforceability and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to Equitable Exceptions.

                    (ii) Neither the execution, delivery and performance of the Transaction Documents by the Company, nor the consummation of the transactions contemplated hereby and thereby by the Company, (A) will violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, court, arbitrator, or other governmental or regulatory body to which the Company or any of its assets is subject, (B) will violate any provision of its charter or by-laws or require a notice thereunder, or (C) except as set forth in the Disclosure Schedule, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Company is a party or by which it is bound or with respect to which any of its assets is subject and, in any such case, would have or has a material adverse effect on the Company.

               (i) Subsidiaries; Investments. The Company has no Subsidiaries. Except as set forth in the Disclosure Schedule, the Company does not own any direct or indirect equity or debt interest in any other person and is not obligated to acquire any such interest.

               (j) Financial Statements. (i) The Company has previously provided Parent with the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of operations, changes in stockholders' deficit, and cash flow as of and for the fiscal years ended December 31, 1997, 1998 and 1999 (calendar year end 1999 being referred to herein as the "Most Recent Fiscal Year End") for the Company, and (ii) an unaudited balance sheet (the "Most Recent Balance Sheet") and statements of operations as of and for the two months ended February 29, 2000 (the "Most Recent Financial Statements"). The Financial Statements, including any notes thereto, fairly present, in all material respects, the financial condition and results of operations of the Company as of such dates and for such periods (subject to the statements in the compilation reports and to normal year-end accounting adjustments and lack of footnotes thereto), and are consistent with past practices and with the books and records of the Company in all material respects.

                    (ii) The books and records ("Books and Records") of the Company fairly and accurately reflect, in all material respects, all of the assets and Liabilities of the Company and all material contracts and transactions to which the Company is or was a party or by which the Company or any of its businesses or assets is or was affected. The corporate minute books of the Company correctly reflect all resolutions adopted and all other material corporate actions taken at all meetings or through consents of the directors (including committees thereof) and the Shareholders of the Company. The stock transfer books and stock ledger of the Company are complete and correctly reflect all issuances and transfers of the capital stock of the Company. All title deeds relating to the assets of the Company, and an executed copy of all written agreements to which the Company is a party, and the original copies of all other documents which are owned by the Company (including a copy of every note, lien, charge, mortgage, or other instrument evidencing or creating such over any property of the Company) and all Intellectual Property of the Company are in the possession of the Company.

               (k) Events Subsequent to the Most Recent Financial Statements. Since the Most Recent Fiscal Year End and through the date of this Agreement, except as fully disclosed on the execution date and as set forth on the Disclosure Schedule, there has not been any material adverse change in the business, financial condition, results of operations, or prospects of the Company. Without limiting the generality of the foregoing since that date, except as set forth on the Disclosure Schedule:

                    (i) The Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration and in the ordinary course of business;

                    (ii) The Company has not entered into any agreement, contract, lease, sublease, license or sublicense (or series or related contracts, leases, subleases, licenses and sublicenses) involving more than $50,000 outside the normal course of business;

                    (iii) No party, including the Company, has accelerated, terminated, modified, or canceled any agreement contract, lease, sublease, license or sublicense (or series of related contracts, leases, subleases, licenses and sublicenses) involving more than $50,000 to which the Company is a party or by which it is bound;

                    (iv) The Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

                    (v) The Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 individually or in the aggregate, excluding leasehold improvements which are reimbursable by the landlord;

                    (vi) The Company has not created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $50,000] individually or in the aggregate, or outside the ordinary course of business.

                    (vii) The Company has not delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

                    (viii) The Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 individually or in the aggregate, or outside the ordinary course of business;

                    (ix) The Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business;

                    (x) There has been no change made or authorized in the charter or by-laws of the Company;

                    (xi) The Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock;

                    (xii) The Company has not declared, set aside, or paid any dividend or distribution (whether in cash, stock or property) with respect to its capital stock nor redeemed, purchased, or otherwise acquired any of its capital stock;

                    (xiii) The Company has not effected any stock split, combination or reclassification of any of its capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's capital stock;

                    (xiv) The Company has not experienced any damage, destruction or loss involving more than $50,000 (whether or not covered by insurance) to its property;

                    (xv) The Company has not made any capital investment in, Loan to, or any acquisition of the securities or assets of, any other person or entity involving more than $50,000 individually or in the aggregate, or outside the ordinary course of business;

                    (xvi) The Company has not made any loan to, or entered into any other transaction with any of its directors, officers, and employees outside the ordinary course of business which in the aggregate exceed $7,500;

                    (xvii) The Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement which are not terminable within thirty days without liability;

                    (xviii) The Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

                    (xix) The Company has not adopted, amended, modified, accelerated, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other employee benefit plan);

                    (xx) The Company has not made any other change in employment terms for any of its directors, officers, and employees outside the ordinary course of business;

                    (xxi) The Company has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

                    (xxii) The Company has not changed its accounting principles, practices or methods in any material respect; or

                    (xxiii) The Company has not committed to any of the foregoing.

               (l) Undisclosed Liabilities. The Company does not have any material Liability of a nature required to be reflected or reserved on its balance sheets as of the date presented which is not so reserved or reflected on the Most Recent Balance Sheet, and the Company has no knowledge of any basis for any claim, charge, complaint or demand that could give rise to any such material Liability, except for (i) Liabilities accounted for on the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business, (iii) disclosed in the Disclosure Schedule or elsewhere herein or (iv) Liabilities associated with this Agreement and the Merger and costs related thereto.

               (m)  Tax Matters.

                    (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown on such Tax Returns as owed by the Company have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party and the Company has properly reflected the status of all employees and independent contractors in connection therewith as required by applicable Tax law and the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder. Except as set forth on the Disclosure Schedule, no material deficiency or proposed adjustment has been proposed, asserted or assessed by any taxing authority against the Company that has not been settled or otherwise resolved. There is no action, suit, taxing authority proceeding, or audit now in progress, pending or, to the Company's knowledge, threatened against the Company with respect to any Taxes. Except as set forth on the Disclosure Schedule, the Company does not reasonably expect any taxing authority to claim or assess any material amount of additional Taxes against the Company. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction. The Company has no obligation or liability for the payment of Taxes of any other Person arising (A) from any expressed obligation to indemnify another person or (B) from the Company assuming or succeeding to the Tax liability of any other Person as a successor, transferee or otherwise. The Company has made available to Parent complete copies of all federal income Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to, by the Company since December 31, 1996. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    (ii) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of (S) 6662 of the Code. The Company has not filed a consent under (S) 341(f) of the Code concerning collapsible corporations. The Company has not been a United States real property holding corporation within the meaning of (S) 897(c)(2) of the Code during the applicable period specified in (S) 897(c)(A)(ii) of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company has no Liability for unpaid taxes because it once was a member of an Affiliated Group which filed one or more consolidated federal income tax returns. The Company has no Liability for Taxes owed by any Person (other than by the Company), including, without limitation, (A) as a transferee, assignee or other successor or (B) pursuant to a Tax sharing agreement or other contract.

                    (iii) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                    (iv) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

               (n) Assets. The Company has good and marketable title to, or a valid leasehold interest or license in, all properties and assets, whether tangible or intangible, real or personal, used in the conduct of its businesses as presently conducted, free and clear of all Security Interests, and such assets are sufficient and adequate to permit the Company to conduct its business as of the Closing Date. Each tangible asset owned or leased by the Company has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear). The assets of the Company that are of an insurable character are insured by insurers of recognized responsibility against loss or damage to the extent and in the manner customary for companies engaged in the same or similar business and similarly situated.

               (o)  Intellectual Property.

     (i) Section 5(o) of the Disclosure contains a complete list of all items of Intellectual Property which are owned, licensed by or to the Company, or used in or necessary for the conduct of the business of the Company as such business is currently conducted and presently contemplated to be conducted.

     (ii) Other than Intellectual Property covered by licenses-in, the rights of the Company in and to each item of the Intellectual Property are owned outright by the Company, free and clear of any Security Interests. Except to the extent provided in the licenses-in, and licenses-out, all of the Company's rights in and to such Intellectual Property are freely assignable in its own name, including the right to create derivatives, and the Company is under no obligation to pay any royalty or other compensation to any third party or to obtain any approval or consent for use of any of the Intellectual Property, except for standard software packages which are readily available at fair market rates.

     (iii) No material breach or default (or event which with notice or lapse of time or both would result in a breach or default) by the Company exists or has occurred under any material license-in or other agreement pursuant to which the Company uses any Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a forfeiture under, or constitute a material basis for termination of, any such license-ln or other agreement, except where such breaches, defaults, violations, conflicts or other events which would not, individually or in the aggregate, result in a material adverse effect upon the Company's use of the relevant Intellectual Property.

     (iv) The Company owns or has the right to use all the Intellectual Property necessary to provide, sell and/or license the products and services currently provided, sold and licensed by the Company and to operate its accounting, financial, materials handling, management and purchasing functions, and to otherwise conduct its business as presently conducted, and to satisfy and perform the existing contracts, commitments, arrangements and understandings with its customers, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, including any right of either the Company to use or sublicense any Intellectual Property owned by others.

     (v) The Shareholders have no Knowledge of any basis for any charge or claim, threatened claim or any suit or action asserting any such infringement or conflict or asserting that the Company does not have the legal right to own, enforce, sell, license, sublicense, lease or otherwise use any such Intellectual Property, process, product or service. The Company has not sent or otherwise communicated to any other person any notice, charge, claim or assertion of, and the Shareholders have no Knowledge of, any present, impending or threatened infringement by any other Person of any Intellectual Property.

     (vi) Section 5(o) of the Disclosure Schedule identifies each Person to whom the Company has sold, licensed, leased or otherwise transferred or granted any material interest or rights to any Intellectual Property, other than pursuant to agreements set forth on the Disclosure Schedule or licenses entered into in the ordinary course of business to end users who do not have the right to sublicense.

     (vii) The Company uses no name for any purpose other than its full corporate name.

               (p) Real Property. Except as disclosed in the Disclosure Schedule, the Company does not own nor does it have any interest in any real property or improvements thereon other than the leases disclosed in the Disclosure Schedule, and the leasehold improvements relating to the same. The Disclosure Schedule lists all real property leased or subleased to the Company. The Company has made available to Parent complete copies of the leases and subleases listed in the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in the Disclosure Schedule: (i) the lease or sublease is legal, valid, binding, enforceable against the Company, and in full force and effect, subject to the Equitable Exceptions; (ii) the lease or sublease will continue to be legal, valid, binding, enforceable against the Company, and in full force and effect on identical terms immediately following the Closing; (iii) the Company is not, and, to the Knowledge of the Shareholders, no other party to the lease or sublease is, in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder; and (iv) the Company has not assigned, transferred or conveyed, or in any way encumbered, any interest in such lease or sublease. The Company has not received notice of any violation of any applicable zoning or building regulation, ordinance, or other law, order, regulation, or requirement relating to the real property leased by the Company, and, to the Knowledge of the Shareholders, there are no such violations.

               (q) Contracts. The Disclosure Schedule lists the following contracts, agreements, Customer Contracts or Agreements and other written arrangements to which the Company is a party:

                    (i) any arrangement for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or for the lease or purchase of real property;

                    (ii) any arrangement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $50,000;

                    (iii) any arrangement concerning a partnership, agency, distribution agreement or joint venture;

                    (iv) any arrangement under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                    (v) any arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement;

                    (vi) any Customer Contract or Agreement involving more than $50,000 in fees;

                    (vii) any agreement concerning confidentiality or noncompetition;

                    (viii)  any agreement with any of the Shareholders;

                    (ix) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers, and employees not otherwise disclosed in the Disclosure Schedule; or

                    (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees which exceeds $7,500 in the aggregate; or

                    (xi) any Customer Contract or Agreement which cannot readily be fulfilled or performed by the Company on time without penalty without excessive or unusual expenditure of money, effort or personnel.

          Except as set forth on the Disclosure Schedule, with respect to each agreement listed in Section 5(q), (A) the agreement is a legal, valid, binding, enforceable obligation of the Company, and in full force and effect, subject to the Equitable Exceptions; (B) the agreement will continue to be a legal, valid, binding and enforceable obligation of the Company and in full force and effect on identical terms immediately following the Closing; (C) the Company is not and, to the Knowledge of the Shareholders, no other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder, which breach or default would have a material adverse effect on the Company. The Company is not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 5(q) of the Disclosure Schedule under the terms of this Section 5(q). Except as set forth on the Disclosure Schedule, no consent of any person is required in connection with the transactions contemplated by this Agreement in order to preserve the rights of the Company under, any agreement listed in Section 5(q).

               (r) Insurance. The Company maintains insurance policies (including policies providing property, casualty, liability, and workers' compensation coverage) of a type and amount which are customarily maintained by firms such as the Company.

               (s) Litigation. Section 5(s) of the Disclosure Schedule sets forth each instance in which the Company: (i) is (or within the past three (3) years has been) subject to any unsatisfied judgment, order, decree, stipulation, injunction or charge; or (ii) is (or within the past three (3) years has been) a party to or, to the Knowledge of the Shareholders, is threatened to be made a party to, any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, provincial, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 5(s) of the Disclosure Schedule could reasonably be expected to result in any material adverse effect. The Shareholders have no reason to believe that there exists a basis on which any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

               (t) Employees. (i) The Company is in compliance in all material respects with all applicable laws and regulations regarding employment, wages, hours, equal opportunity, collective bargaining, unfair labor practices and payment of Social Security and other taxes, and no complaint alleging any violation of such laws or regulations by the Company has been filed or, to the Knowledge of the Shareholders, threatened to be filed with or by any governmental or quasi-governmental body. Substantially all of the Company's employees have entered into the Company's standard form of employment agreement.

                    (ii) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Shareholders have not committed any unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

                    (u) Employee Benefit Plans (i) The Company does not have a liability under any "employee benefit plans" as defined in Section 3(3) of ERISA in excess of $25,000.

                         (ii)  None of the Company Employee Benefit Plans is a
"multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate has contributed or contributes, or has been or is required to contribute, to any such plan.

                    (iii) Except pursuant to COBRA, neither the Company nor any of its ERISA affiliates maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee, officer or director or former employee, officer or director upon his retirement or termination of employment, (other than any continuation or conversion coverage which may be purchased by any such employee, officer or director or former employee at his own expense) and the Company has never represented, promised or contracted (whether in oral or written form) to any employee, officer or director or former employee, officer or director that such benefits would be provided.

                    (iv) Except as set forth in the Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of the Company. The only severance agreements or severance policies applicable to the Company in the event of a change of control of the Company are the agreements and policies specifically referred to in the Disclosure Schedule.

                    (v) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, is exempt from federal income taxation under Section 501 of the Code by the IRS, and nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Neither the Company nor any of its ERISA affiliates maintains or contributes to, or has maintained or contributed to, an employee benefit plan which is a "defined benefit plan" within the meaning of
Section 3(35) of ERISA.

                    (vi) (1) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (2) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (3) there are no pending actions, claims (other than routine, non-contested claims for benefits) or lawsuits which have been to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, (4) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and (5) except as set forth in the Disclosure Schedule, each Company Employee Benefit Plan could be terminated as of the date of the Closing without material liability to the Company, Parent or any Company ERISA Affiliate.

                    (vii) Neither the Company nor any Company ERISA Affiliate has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject the Company or any Company ERISA Affiliate to any material taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject the Company or any Company ERISA Affiliate to any excise tax, penalty tax or fine related to any Company Employee Benefit Plans.

                    (viii) With respect to each Company Employee Benefit Plan, the Company has furnished or made available to Parent true, correct and complete copies of the following (to the extent applicable): (1) the plan documents and summary plan descriptions; (2) the most recent determination letter received from the Internal Revenue Service; (3) the annual reports to be filed for the three most recent plan years of each such plan; (4) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and (5) all other documents, records or other materials related thereto reasonably requested by Parent.

               (ix) The Company does not employ any employee residing or working outside the United States.

     For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414 (b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Code Sections.

               (v) Environmental Matters. (i) The Company, its business, operations and assets comply with all Environmental Laws, including, without limitation, by having all permits, license, authorizations, approvals, quality certifications or rights required under any Environmental Law for the operation of its business. To the knowledge of the Company and the Shareholders, none of the real property leased and controlled by the Company contains any Hazardous Substance in amounts exceeding the levels permitted by applicable environmental laws. The Company has not received any notices, demand letters or requests for information from any governmental body or other person indicating that the Company may be in violation of, or liable under, any Environmental Law. No reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law. No Hazardous Substance has been disposed of, released or transported by the Company in violation of any applicable Environmental Law from any real property leased by the Company or as a result of any activity of the Company. There have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any environmental law conducted by or which are in the possession of the Company relating to the activities of the Company or any of real property leased by the Company that have not been delivered to Parent prior to the date hereof. There are no underground storage tanks owned or operated by the Company on, in or under any real property leased by the Company, and no underground storage tanks owned or operated by the Company have been closed or removed from any of such properties. Neither the Company nor any of its assets is subject to any liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law other than the obligation to comply with Environmental Laws.

               (w) Legal Compliance. The Company has complied, in all material respects, with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed, commenced or, to the knowledge of the Shareholders, threatened against the Company which is currently pending and alleges any failure to comply with any such law or regulation.

               (x) Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement other than the warrant issued to R.L. Scott Investments and James K. Burns as set forth on
Section 5(g) of the Disclosure Schedule.

               (y) Customers and Clients. The Disclosure lists each customer and client (a "Company Customer") of the Company that accounted for more than $50,000 in revenues to the Company during the year ended December 31, 1999 and sets forth opposite the name of each Company Customer the dollar amount of revenues attributable to such Company Customer during such year. Except as set forth in the Disclosure Schedule, since December 31, 1999, (i) no Company Customer that accounted for more than $50,000 in revenues during the year ended December 31, 1999 has terminated or materially amended its relationship with the Company other than due to completion of such customer's contract with the Company or has given notice to the Company, orally or in writing, that such Company Customer intends to terminate or materially amend its relationship with the Company in a manner adverse to the Company. Except as set forth on the Disclosure Schedule, since December 31, 1999, there has been no material dispute between the Company and any Company Customer.

               (z) Year 2000. To the Shareholders' knowledge except as set forth in the Disclosure Schedule, all computer hardware, equipment, software, applications and information technology owned or leased by the Company or used or sold or licensed in connection with the Company's business is "Year 2000 Compliant." "Year 2000 Compliant" means that the software, applications, equipment and hardware owned or leased by the Company will operate and currently process, dates, years, centuries or leap year, including without limitation correctly and unambiguously (i) using, recognizing, calculating, manipulating, managing, inputting, outputting, transferring, communicating, storing, retrieving, sorting, sequencing, displaying, referencing and indicating dates, years, centuries (including, without limitation, single century and multi-century formulas) and leap years, prior to, during and beyond the year 2000;
(ii) performing calculations to accommodate same century and multi-century formulas and calendar date values; (iii) performing leap year calendar date references and other calculations involving leap years; and (iv) providing calendar date data interface functionality reflecting the century.

               (aa) Affiliate Transactions. Except as set forth on the Disclosure Schedule, no Affiliate of the Company has been involved in any business arrangement or relationship with the Company within the past 12 months (other than customary employee or non-employee director relationships), and no such Affiliate owns any asset, tangible or intangible, which is used in the business of the Company.

               (bb) Accounts Receivable. Except as set forth on the Disclosure Schedule, all billed accounts receivable of the Company constitute bona fide, valid and binding claims arising in the ordinary course of business at the aggregate recorded amount thereof out of arms length transactions with third parties unrelated to the Company.

               (cc) Licenses, Permits and Approvals. The Company maintains all material governmental and regulatory licenses, permits and approvals necessary to the conduct of the Company's business. All such licenses, permits and approvals are in full force and effect. There are no violations by the Company of, or any Claims or proceedings, pending or, including without limitation, environmental laws and laws relating to labor and employment, to the Knowledge of the Shareholders, threatened, challenging the validity of or seeking to discontinue, any such licenses, permits or approvals.

               (dd) Unlawful Payments. No payments of either cash or other consideration have been made to any Person by the Shareholders or on behalf of the Company by any agent, employee, officer, director, stockholder or other Person, that were unlawful under the laws of the United States or any provincial or any other foreign or municipal government authority having appropriate jurisdiction over the Company

               (ee) Warranties. There exists no pending or, to the Knowledge of the Shareholders, threatened action, suit, inquiry, proceeding or investigation by or before any court or governmental or regulatory or administrative agency or commission relating to any services provided or alleged to have been provided by the Company to others.

               (ff)  Potential Conflicts of Interest. Except as set forth in
Section 5(ff) of the Disclosure Schedule, no officer, director or shareholder of the Company: (i) owns, directly or indirectly, any interest in (excepting not more than 2% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company; (ii) owns, directly or indirectly, in whole or in part, any interest in Intellectual Property which either of the Company is using or the use of which is necessary for the business of the Company; (iii) has any loan outstanding to or cause of action or other claim whatsoever against of the Company, except for Claims in the Ordinary Course of Business, for accrued salary, bonus, vacation pay, and benefits under the Plans; (iv) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of the Company or relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies).

               (gg) No Misrepresentation. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Company and no statement by the Company or other information contained in the Disclosure Schedule, any documents or materials delivered by the Company or the Shareholders to the Parent or Sub in connection with the transactions contemplated hereunder, or any documents delivered or entered into by the Company pursuant to this Agreement or any document incorporated therein by reference as of the date of such representation, warranty, statement or document, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made and the other statements contained therein, not misleading.

Anything in this Section 5 to the contrary notwithstanding, Parent and Merger Sub acknowledge and agree that (a) they have been provided with copies of that certain Restructuring Agreement dated March 16, 1998 among Harris Corporation ("Harris"), the Company, Lanier Worldwide, Inc. ("Lanier") and the Shareholders, together with the Schedules thereto (the "Lanier Restructuring Documents"), (b) they are familiar with the terms and provisions of the Lanier Restructuring Documents and (c) the representations, warranties and conditions contained in this Agreement are deemed modified and qualified to the extent necessary to make such representations, warranties and conditions consistent with the Lanier Restructuring Documents. The provisions of this paragraph are intended for the benefit of the parties to the Agreement but shall create no third party rights in favor of Lanier or Harris.

          6. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing;

               (a) General. Each of the parties will use its reasonable commercial efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 6 below).

               (b) Notices and Consents. The Company shall give any notices to third parties, and will use its reasonable commercial efforts to obtain third-party consents, that Parent may reasonably request in connection with the transactions contemplated by this Agreement. Each of the parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that he, she or it may be required to give, make, or obtain.

               (c) Operation of Business. Except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as may have been set forth herein or in the Disclosure Schedule, the Company shall not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Company agrees not to take any of the actions described in Section 5(k) of this Agreement without the prior approval of Parent or as set forth in the Disclosure Schedule.

               (d) Preservation of Business. Except as contemplated hereby, or as may be incidental to or in furtherance of the transactions contemplated hereby, or as may have been set forth herein or in the Disclosure Schedule, the Company shall use its reasonable commercial efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

               (e) Access. The Company shall provide Parent and its representatives with full access at reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the headquarters of the Company, its employees and representatives, and to all books, records, contracts, Tax records, and documents of or pertaining to the Company.

               (f) Notice of Developments. Each party shall provide the other parties with prompt written notice of any material development affecting the assets, liabilities, business, financial condition, operations, results of operations, or future prospects of such party. In addition, each party will give prompt written notice to the others of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

               (g) Regulatory Matters and Approvals. Each of Parent and the Company will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing:

                    (i) Securities Laws. Parent and the Company will take all actions that may be necessary under federal and state securities laws in connection with the offer and issuance of the Parent Common Stock in the Merger.

                    (ii) Stockholder Meeting. The Company will call a special meeting of its shareholders or execute a consent in lieu thereof as soon as reasonably practicable in order that the shareholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Illinois Act. Each of the Shareholders agrees to vote in favor of the Merger and not to exercise any dissenters rights in connection therewith.

                    (iii) Hart-Scott-Rodino Act. Each of Parent and the Company will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable; provided, however, that neither the Parent nor Company shall be required by the Department of Justice or any other governmental entity to hold separate, sell or otherwise dispose of any subsidiary or assets or properties, the effect of which would be to materially impair the value of the Merger to Parent.

               (h) Exclusivity. The Company will not, directly or indirectly, solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the capital stock or assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange). The Company shall notify Parent immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

               (i) Employment Matters. At or prior to the Closing, each of the Shareholders shall enter into employment agreements with the Parent ("Employment Agreements") in form and substance mutually acceptable to the parties and providing: (i) a term of two years; (ii) salary of $175,000 per year; (iii) in the event of termination without cause, a severance payment equal to all unpaid salary through the end of the 2 year term; (iv) additional terms and provisions comparable to those in effect for Parent's President; (v) with respect to Scott Hammack, for the position of an executive vice president of Parent, reporting to the CEO of Parent; (vi) with respect to Mark Lyerly and Kevin Hahn, for mutually acceptable executive positions with the Parent to be determined; and (vii) with respect to Kevin Hahn, he shall not be required to relocate from his current residence in Carefree, Arizona. In addition, at or prior to Closing, the parties will negotiate in good faith employment agreements between the Parent and Paul Lazarre, Patrick Clawson and Stuart Scholly, providing, inter alia, that in the event of termination without cause, a severance payment equal to six months salary at such terminated employee's then base salary rate. Such contemplated employment agreements to become effective upon consummation of the Merger. At the Effective Time, any existing employment agreements between the Company and the Shareholders shall be terminated without any liability to the Company, Parent or Merger Sub. In addition, Parent shall have taken such action prior to the Closing so that Scott Hammack shall be elected or appointed to the Parent's Board of Directors, to serve until the end of his term and thereafter to nominate him for reelection until the earlier to occur of the termination of his employment or his resignation from such Board of Directors. In the event of the termination of his employment, Mr. Hammack agrees to resign from the Board upon the Company's request.

               (j) Registration Rights. At or prior to Closing, each of the Shareholders and the Parent shall enter into a registration rights agreement ("Registration Rights Agreement") in form and substance mutually acceptable to the parties and providing that the Shareholders shall be entitled to unlimited pro rata piggyback registration rights for the Common Stock, subject to: (i) customary underwriter cutbacks, if applicable, (ii) the right of the Parent to register its primary shares for sale in such registration statement; and (iii) any currently outstanding senior registration rights of any holders of the Parent's issued securities. In addition, upon notice of Shareholders holding more than 50% of the shares of Parent Common Stock issued to the Shareholders, the Shareholders shall be entitled to one demand registration right, at the Parent's cost, to cause a registration statement to be filed and use reasonable efforts to have it become effective at any time on or after July 28, 2000 as they shall choose, which registration statement shall remain in effect for up to two years covering no more than 25% of the Parent Common Stock then held by any holder who receive shares of Parent Common Stock in this transaction ("Maximum Number"), subject to the following conditions: (aa) if the value of the shares subject to such demand registration right, based on the then current closing price of a share of Parent Common Stock, is less than the Average Stock Price, then each shareholder shall be permitted to register an additional number of shares of Parent Common Stock, not to exceed 40% of the shares issued to such shareholder in this transaction, such that the registered shares equal 25% of the product of the number of shares issued to such person in the merger and the Average Stock Price; and (bb) if any of the Shareholders are terminated from employment with the Parent without cause then such terminated Shareholder shall be entitled to one additional demand registration statement covering any unregistered shares of Parent Common Stock and shall have the right to cause the Parent to register in a demand registration, at the Parent's cost, unregistered shares of Parent Common Stock, up to the Maximum Number, subject to increase in accordance with clause (aa) less shares previously registered by the Company and sold by such Shareholder. All registration rights hereunder shall be terminated with respect to shares of Parent Common Stock eligible for sale by a Shareholder in a 90 day period under Rule 144 of the Securities Act.


7.   Additional Covenants.  The parties further covenant and agree as follows:

     (a) Noncompetition. In consideration of the transactions contemplated by this Agreement and in order to preserve and protect the value of the Company, each of the Shareholders will agree, as part of their Employment Agreements, that such Shareholder shall not, during the term of such Shareholder's employment by the Parent and for a period of two (2) years thereafter, (i) engage in any business activity in which the Parent was actively engaged during such employment or at the time of such termination of employment or in any other business activity which the Parent was actively pursuing during the six month period prior to the termination of such employment or (ii) solicit any customers or clients of Parent or hire, directly or indirectly, any of Parent's employees.

     (b) Waiver and Release. The Shareholders, on behalf of themselves and their respective heirs, executors, administrators, successors, assigns, stockholders, officers, directors and agents (the "Releasing Parties"), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges the Company and directors, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns of such entities ("Released Parties") with respect to, each and all Claims, obligations, causes of action, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys' fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in federal, provincial, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the date of the Closing ("Released Claims"). The Shareholders further represent and warrant that each has not assigned or otherwise transferred any right or interest in or to any of the Released Claims.

     (c) State Securities Laws. Parent shall use its reasonable commercial efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Parent Common Stock in the Merger. The Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

     (d) Authorization for Shares and Stock Listing. Prior to the Effective Time, Parent shall have taken all action necessary to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Section 2 hereof. Parent shall cause the shares of Parent Common Stock to be issued hereunder to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

     (e)  Commercially Reasonable Efforts. In addition to and consistent with
          Section 6(b) hereof, each of the parties hereto agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under and in compliance with applicable laws and regulations to consummate and make effective the transactions contemplated hereby as promptly and expeditiously as reasonably practicable.

     (f) Employee Benefit Plans. Except as otherwise provided in this Agreement, Company and Parent agree that the benefit plans of Company in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined by the Parent after the Effective Time. Parent agrees to provide employees of the Company with benefit plans that are no less favorable than those provided to similarly situated employees of Parent.

     (g) Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Without limiting the foregoing,
          (i) the Company shall pay the Company's costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) in connection with this Agreement and the Merger, and (ii) filing fees of Parent and the Company with respect to Hart-Scott-Rodino submissions shall be paid by Parent.

     (h) Tax Matters. (i) The Company shall file, on or prior to the due date thereof, all Tax returns required to be filed for all Tax periods ending on or before the Closing Date: provided, however, that the Company shall not file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any Liabilities for Taxes (other than federal, state or local sales, use, property, withholding or employment tax returns or statements) for any Tax period without prior approval of Parent, which shall not be unreasonably withheld. The Company shall provide Parent with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least 10 days before filing such return or election and shall reasonably cooperate with any request by Parent in connection therewith and Parent shall respond thereto within 5 days after receipt. Parent will file all Tax returns of the Company for all Tax Periods ending after the Closing Date.

                    (ii) The Company shall pay or reflect, in a manner consistent with past practices, on its books as an accrued Tax liability, current or deferred, the amount of all Taxes that will be due and payable, now or hereafter, for any period ending on, ending on and including, or ending prior to the Closing Date.

          8.   Conditions to Obligations to Close.

               (a) Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                    (i) the representations and warranties set forth in Section 5 above shall be true and correct in all material respects at and as of the date hereof and the Closing Date;

                    (ii) the Company shall have performed and complied with all of its agreements and covenants hereunder through the Closing Date;

                    (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect in any material adverse way the right of Parent to own, operate, or control the Company Common Stock or the Company (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                    (iv) The Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in Sections 8(a)(i) and (ii) is satisfied in all material respects;

                    (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                    (vi) the parties shall have received all required authorizations, consents and approvals of governments and governmental agencies;

                    (vii) Parent and the Company shall have received from each of the Shareholders executed copies of the Employment Agreements;

                    (viii) Parent shall have received from the Shareholders executed copies of the Registration Rights Agreement;

                    (ix) The Company shall have obtained all authorizations, consents and approvals required to be obtained under the Illinois Act including, without limitation, approval of the Shareholders of the Merger and no shareholder shall have perfected appraisal rights;

                    (x) The shares of Parent Common Stock that will be issued in the Merger shall have been approved for listing on the Nasdaq;

                    (xi) Parent shall have received from counsel to the Company an opinion with respect to the matters usual and customary for transactions of this nature, addressed to Parent and dated as of the Closing Date;

                    (xii) Except as set forth on the Disclosure Schedule, the Company shall have caused all of the Company's officers, directors and employees to have repaid in full all debts and other obligations, if any, owed to the Company.

                    (xiii) Parent shall have obtained the consent of its Board of Directors for the Merger as required under the Delaware General Corporate Law, and Sub shall have obtained the consent of its Board of Directors as required under the Illinois Act.

Parent may waive any condition specified in this Section 8(a) (except those set forth in Sections 8(a)(v) and (vi) and (xiii) hereof) if it executes a writing so stating at or prior to the Closing. If the Closing occurs, Parent shall be deemed to have waived any unsatisfied condition to its obligations hereunder.

               (b) Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                    (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                    (ii) Parent shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                    (iii) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                    (iv) Parent shall have delivered to Company a certificate to the effect that each of the conditions specified in Sections 8(b)(i) and (ii) is satisfied in all material respects;

                    (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

                    (vi) Parent shall have executed and delivered the Registration Rights Agreement, dated as of the Closing Date, in form reasonably acceptable to the Company and Parent;

                    (vii) Parent shall have executed and delivered the Employment Agreements dated as of the Closing Date, in form reasonably acceptable to the Company and Parent;

                    (viii) the shares of Parent Common Stock to be issued in the Merger and the Exchange shall have been approved for listing on the Nasdaq;

                    (ix) Company shall have obtained all authorizations, consents and approvals required to be obtained under the Illinois Act, including without limitation, approval of the Shareholders of the Merger;

                    (x) The Company shall have received from counsel to Parent an opinion with respect to the matters usual and customary for transactions of this nature, dated as of the Closing Date; and

                    (y) The merger shall be treated as a tax-free reorganization under the Code with respect to the Parent Common Stock issued in the Merger.

The Company may waive any condition specified in this Section 8(b) (except those set forth in Section 7(b)(v) and (vi) hereof) if it executes a writing so stating at or prior to the Closing. If the Closing occurs, the Company shall be deemed to have waived any unsatisfied condition to its obligations hereunder.

          9.   Termination.

               (a) Termination of Agreement. The parties may terminate this Agreement as provided below:

                    (i) Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

                    (ii) Parent or the Company may terminate this Agreement by giving written notice to the applicable other party at any time prior to the Closing in the event such other party is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect and such breach has not been cured (A) within 20 days of written notice thereof or (B) prior to the Closing Date if a longer period of time is reasonably expected prior to the Closing Date; or

                    (iii) either Parent or the Company may terminate this Agreement by giving written notice to the other parties at any time prior to the Closing if the Closing shall not have occurred on or before June 30, 2000 by reason of the failure of any condition precedent under Section 8 hereof (unless the failure results primarily from the terminating party's breaching any representation, warranty, or covenant contained in this Agreement);

          (i) Effect of Termination. The termination of this Agreement shall not constitute the waiver of any rights and remedies available as a result of the event which gave rise to the termination.

     10.  Indemnification.

          (a) Survival. All of the representations and warranties of the Stockholders contained in this Agreement shall survive the Closing (regardless of any knowledge or investigation of Parent) and shall continue in full force and effect for a period of eighteen months thereafter provided that the representations and warranties concerning title to the Company Common Stock as set forth in Section 5(a) and any Taxes shall survive to the applicable statutes of limitation with respect thereto (the "Survival Period"), after which such representations and warranties shall terminate and have no further force or effect. All of the representations and warranties of Parent contained in this Agreement shall survive the Closing (regardless of any knowledge or investigation of Stockholders) and shall continue in full force and effect for a period of eighteen months thereafter. All covenants of the Parties in this Agreement shall survive the Closing and shall continue in full force thereafter.

          (b) Indemnification by Stockholders. Subject to Section 10(c), Stockholders shall, jointly and severally, indemnify, defend and hold Parent, its Affiliates and their respective officers, directors, employees and agents harmless from and against the entirety of any Adverse Consequences Parent may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences Parent may suffer after the end of the Survival Period with respect to claims made within such period ("Parent Indemnifiable Losses"), resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach or inaccuracy of any representation or warranty of Stockholders set forth in this Agreement or in the Stockholders Disclosure Schedule, Exhibits or certificates delivered by them in connection herewith and specifically excluding all Liabilities arising from matters set forth in Stockholders Disclosure Schedule ; (ii) any nonfulfillment or breach of any covenant or agreement on the part of Stockholders set forth in this Agreement; (iii) without limiting the generality of the foregoing, any claim by any Person asserting any ownership interest in or rights to acquire any capital stock of the Company, to the extent such ownership interest or rights are not set forth on Schedule 5(g) of the Stockholders Disclosure Schedule; (iv) any claims by third parties made against the Company or Parent after the Closing Date arising from or relating to any action, inaction, event, occurrence or circumstance occurring or existing prior to the Closing to the extent not provided for in the Most Recent Balance Sheet; and (v) costs and expense of defending any action, demand or claim by any third-party against or affecting Parent which, if true or successful, would give rise to a breach of representations, warranties or covenants of Stockholders, even if such action, demand or claim ultimately proves to be untrue or unfounded. A Shareholder's indemnification obligation may be satisfied by tendering cash or shares of Parent Common Stock valued at the closing price of Parent Common Stock on the date tendered.

               (c) Limits on Stockholders' Indemnification. The obligation of Stockholders to indemnify Parent under Section 10(b) above shall be subject to the following:

          (i) The amount of Parent Indemnifiable Losses to be paid by Stockholders hereunder shall be net of the then current tax benefit realizable to Parent as a result of Parent Indemnifiable Losses.

          (ii) No Stockholder shall have any obligation to indemnify Parent from and against any Parent Indemnifiable Losses unless Parent makes a written claim within the Survival Period with respect to the breach of which gives rise to Parent Indemnifiable Losses.

          (iii) Notwithstanding the foregoing, no claim for Parent Indemnifiable Losses shall be brought under this Article 10 unless the dollar amount relating to such claims by Parent exceeds in the aggregate $500,000 (the "Minimum Loss") up to a maximum aggregate liability for each Shareholder equal to the aggregate value of the consideration (determined using the Average Share Price) received by such Shareholder pursuant to the Merger ("Maximum Loss"), provided, however, that once the Minimum Loss amount is exceeded and subject to the Maximum Loss, Stockholders shall indemnify Parent for Parent's entire claim from the first dollar of loss.

               (d) Indemnification by Parent. Subject to Section 10(e), Parent shall indemnify, defend and hold Stockholders harmless from and against the entirety of any Adverse Consequences Stockholders may suffer, sustain or become subject to, through and after the date of the claim for indemnification, including any Adverse Consequences Stockholders may suffer after the end of the Survival Period with respect to claims made within such period ("Stockholders Indemnifiable Losses"), resulting from, arising out of, relating to, in the nature of, or caused by: (i) any breach or inaccuracy of any representation or warranty of Parent set forth in this Agreement, or in the schedules or certificates delivered by it in connection herewith; (ii) any nonfulfillment or breach of any covenant or agreement on the part of Parent set forth in this Agreement; or (iii) costs and expenses of defending any action, demand or claim by any third party against or affecting a Shareholder which, if true or successful, would give rise to a breach of representations, warranties and or covenants of Parent or Merger Sub, even if such action, demand or claim ultimately proves to be untrue or unfounded.

               (e) Limits on Parent's Indemnification. The obligation of Parent to indemnify Stockholders under Section 10(d) above shall be subject to the following:

          (i) The amount of Stockholders Indemnifiable Losses to be paid by Parent hereunder shall be net of the then current tax benefit realizable to Stockholders as a result of Stockholders Indemnifiable Losses.

          (ii) Parent shall have no obligation to indemnify Stockholders from and against any Stockholders Indemnifiable Losses unless Stockholders makes a written claim within the Survival Period with respect to the breach of which gives rise to Stockholders Indemnifiable Losses.

               (f) Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim by such Indemnified Party for indemnification against any other Party (the "Indemnifying Party") under this Agreement, then the Indemnified Party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is damaged thereby.

          (ii) Any Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice, reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party, within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in accordance with the terms and limitations of this Section 8(f)(ii), (B) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the conditions set forth in Section 10(f)(ii) are and remain satisfied, then (A) the Indemnifying Party may conduct the defense of the Third-Party Claim in accordance with Section 10(f)(ii); (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual or potential conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, which either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, and (E) the Indemnified Party shall, at the Indemnifying Party's reasonable request and at the Indemnifying Party's expense, cooperate in the defense of the matter. In the event that the conditions in
Section 10(f)(ii) are not satisfied in the case of any Third Party Claim, then the Indemnified Party may assume control of the defense of such claim; provided that, except as provided in Section 10(f)(ii) below, the Indemnified Party may not enter into any settlement or consent to the entry of any judgment with respect to the matter without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (iv) If any injunction or other equitable relief is entered against the Indemnified Party during the course of any Third Party Claim, if brought during the Survival Period, and such injunction or equitable relief is not removed within ten (10) days (an "Indemnified Party Controlled Claim"), then (i) the Indemnified Party may assume control of the defense of, and, subject to the provisions of this Section 10(f)(iv), consent to the entry of any judgment or enter into any settlement with respect to, such Indemnified Party Controlled Claim; and (ii) the Indemnifying Parties will remain responsible in accordance with the terms and limitations of this Section 10(f)

               (g) Set Off for Pending Claims. As of the time Parent becomes required to indemnify Stockholders under any provision of this Agreement, in addition to any other right available to Parent hereunder at law or in equity, Parent shall, notwithstanding the foregoing provisions, be entitled to withhold from such payments an amount equal to the amount of all claims for Parent Indemnifiable Losses which have theretofore been finally resolved against Stockholders but have not been paid.

               (h) No Contribution or Circular Recovery. Stockholders shall not have any right of contribution against Parent or the Company with respect to any Parent Indemnifiable Losses. Stockholders agree not to make any claim for indemnification against the Company or Parent by reason of the fact that any Stockholder or any of Stockholder's agents or other representatives was a controlling person, director, officer, employee, agent or other representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any statute, certificate of incorporation, by-law, contractual obligation or otherwise) with respect to any claim brought by Parent against Stockholders under this Agreement.

          11. Miscellaneous.

               (a) Press Releases and Announcements. No party shall issue any press release or announcement relating to the subject matter of this Agreement prior to, at or about the Closing without the prior written approval of the other party, which written approval will not be unreasonably withheld; provided, however, that such consent shall not be required where such release or announcement is required by law or regulation (in which case the disclosing party will advise and consult with the other parties of the timing and content of such release or announcement prior to making the disclosure).

               (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

               (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof; provided, however, that unless and until the consummation of the purchase and sale transaction contemplated hereunder occurs, the confidentiality agreement between Parent and the Company shall remain in full force and effect.

               (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and Stockholders; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to a wholly-owned Subsidiary (in any or all of which cases Parent nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

               (e) Facsimile/Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

               (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

               (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          If to the Company:

          MasterChart, Inc. or Shareholders
          2333 Waukegan Road
          Suite S-110
          Bannockburn, Illinois 60015
          Attention: Scott Hammack
          Telephone: 847-940-3600
          Fax: 847-940-4770

          with a copy to:

          Patzik, Frank & Samotny Ltd.
          150 South Wacker Drive
          Suite 900
          Chicago, Illinois 60606
          Attention: Gary Irvin Walt
          Tel: 312-551-3056
          Fax: 312-551-1101
          If to Parent:


          Allscripts, Inc.

          2401 Commerce Drive
          Libertyville, IL 60048
          Attention: David B. Mullen
          Tel: 847-680-3515
          Fax: 847-680-3721

          with a copy to:

          Sachnoff & Weaver, Ltd.
          30 South Wacker Drive
          Chicago, Illinois 60606
          Attention: Jeffrey A. Schumacher
          Tel: (312) 207-6414
          Fax: (312) 207-6400

     Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

               (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to choice of law principles thereof. Any action, suit or other proceeding initiated by any party hereto against any other party hereto under or in connection with this Agreement may be brought in any federal or state court in Cook County, Illinois, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Each of the parties hereto submits itself to the jurisdiction of any such court and agrees that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

               (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and Company. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

               (j) Severability. If one or more of the provisions of this Agreement are held to be unenforceable under applicable law and the deletion or modification of such provision(s) do not alter materially the fundamental expectations of a party hereto, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted in a manner that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

               (k) Incorporation of Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          ALLSCRIPTS, INC.


                                          By: /s/
                                             ----------------------------------
                                          Name: Glen Tullman
                                               --------------------------------
                                          Title: CEO
                                                -------------------------------

                                          MC ACQUISITION CORP.

                                          By: /s/
                                             ----------------------------------
                                          Name: David B. Mullen
                                               --------------------------------
                                          Title: President
                                                -------------------------------

                                          MASTERCHART, INC.

                                          By: /s/
                                             ----------------------------------
                                          Name: Scott Hammack
                                                -------------------------------
                                          Title: CEO
                                                -------------------------------

                                          /s/ Scott Hammack
                                          -------------------------------------
                                          /s/ W. Marc Lyerly
                                          -------------------------------------
                                          /s/ Kevin G. Hahn
                                          -------------------------------------
                                          [Shareholders]